Exhibit 15
To the Board of Directors and Shareholders
Aaron Rents, Inc.
We are aware of the inclusion in and incorporation by reference in the Registration Statement (Form S-3 No. 333-00000) of Aaron Rents, Inc. for the registration of 4,600,000 shares of its common stock of our report dated May 6, 2006 relating to the unaudited consolidated interim financial statements of Aaron Rents, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2006.

Atlanta, Georgia	/s/ Ernst & Young LLP
May 6, 2006